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                                                                       EXHIBIT 3


                         OPINION RESEARCH CORPORATION

                    DESIGNATION OF SERIES C PREFERRED STOCK

     The undersigned duly authorized officer of Opinion Research Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

     That the Certificate of Incorporation of the Company provides that the Company is authorized to issue one million (1,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), issuable in series by the Board of Directors of the Company (the "Board"). On September 13, 1996, the Company authorized the issuance of ten thousand (10,000) shares of Junior Participating Preferred Stock, Series A, which constitute a separate series of Preferred Stock, which shares are reserved for issuance. Such shares are the only shares of Preferred Stock authorized by the Board to be issued.

     That pursuant to the authority conferred upon the Board by the Restated Certificate of Incorporation of the Company, the Board on September 1, 2000 adopted the following resolution creating a series of shares of Preferred Stock designated as Series C Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board by the Company's Restated Certificate of Incorporation, the Board hereby approves the creation by the Company of a new series of Preferred Stock, Series C, such series of Preferred Stock to have the terms and conditions as set forth in a Designation of Series C Preferred Stock as follows:

     Series C Preferred Stock.  588,229 shares of the Series C Preferred Stock
     ------------------------
(the "Series C Preferred Stock") are hereby authorized and the Series C Preferred Stock shall have the preferences or other special rights, qualifications, limitations and restrictions applicable thereto as follows:

     1.   Dividends.  (a) Each issued and outstanding share of Series C
          ---------
Preferred Stock shall entitle the holder of record thereof to receive dividends at an annual rate of $2.04 per share (the "Dividend Rate") (provided that if there shall have occurred an Extraordinary Stock Event (as hereinafter defined) between the date of the purchase agreement between the Company, LLR Equity Partners, L.P. and LLR Equity Partners Parallel, L.P. dated September 1, 2000 (the "Purchase Agreement") and the date the shares of Common Stock issued pursuant to the Purchase Agreement were converted into shares of Series C Preferred Stock, the Dividend Rate shall be adjusted by multiplying the Dividend Rate by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Stock Event, the Dividend Rate, as so adjusted, shall be readjusted in the same manner upon the occurrence of any subsequent Extraordinary Stock Event) which shall be declared and set apart or paid on a pari passu basis with the Series B Preferred Stock and before dividends of any kind may be declared upon the
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Common Stock or any other capital stock of the Company (collectively referred to as the "Junior Stock"), and before distributions of any kind may be made upon the issued and outstanding Junior Stock. The aforesaid quarterly dividends shall accrue from the later of (i) the date of issuance of such share of Series C Preferred Stock and (ii) September 1, 2005 and shall be paid on a quarterly basis on the last business day of March, June, September and December (the "Dividend Payment Date") to each holder of record 15 days prior to such payment date beginning on the first Dividend Payment Date after the later of (i) the date of the issuance of the first share of Series C Preferred Stock ("Series C Preferred Original Issuance Date") and (ii) September 1, 2005.

          (b) Notwithstanding anything to contrary contained herein, no dividend on the Series C Preferred Stock shall be payable on any Dividend Payment Date unless either: (i) the Company's maximum ratio of Indebtedness to Adjusted EBITDA (as each such term is defined in the Investment Agreement dated as of May 26, 1999 by and among the Company, Allied Capital Corporation and Allied Investment Corporation in effect as of September 1, 2000 (the "Investment Agreement")) for the 12 month period ending on the last day of the fiscal quarter immediately preceding such Dividend Payment Date, does not exceed 2.5 to 1 and there exists no other Default or Event of Default under the Investment Agreement; or (ii) the Obligations (as defined in the Investment Agreement) have been indefeasibly paid in full in cash.

          (c) Dividends (or amounts equal to accrued and unpaid dividends) payable on the Series C Preferred Stock for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. In the event that the Company shall be unable to pay all dividends which the Series C Preferred Stock (and holders of Preferred Stock which is equivalent in right of payment of dividends and/or upon Liquidation, the issuance of which has been approved by the holders of a majority of the Series B and C Preferred Stock then outstanding ("Pari Passu Stock")) are entitled, then the Company shall distribute any partial payment ratably to the holders of all of the issued and outstanding shares of Series C Preferred Stock and holders of Pari Passu Stock in proportion to the full amounts to which they are entitled. The dividends shall be cumulative. As used herein, the term "Extraordinary Stock Event" shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock,
(ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock (i.e., a stock split), or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock (i.e., a reverse stock split).

          (d) In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights, then, in each such case, the holders of the Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series C Preferred Stock were the holders of the number of shares of Common Stock into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

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     2.   Liquidation.  Subject to the pari passu rights of the Series B
          -----------
Preferred Stock, in the event of any Liquidation (as hereinafter defined), after payment or provision for the payment of the debts and other liabilities of the Company, each issued and outstanding share of Series C Preferred Stock shall entitle the holder of record thereof to payment at the rate per share of $17.00 (the "Preference Amount") (provided that if there shall have occurred an Extraordinary Stock Event between the date of the Purchase Agreement and the date the shares of Common Stock issued pursuant to the Purchase Agreement were converted into shares of Series C Preferred Stock, the Preference Amount shall be adjusted by multiplying the Preference Amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Stock Event, the Preference Amount, as so adjusted, shall be readjusted in the same manner upon the occurrence of any subsequent Extraordinary Stock Event) plus an amount equal to all accrued but unpaid dividends, without interest, on a pari passu basis with the Series B Preferred Stock and before any payment or distribution of the net assets of the Company shall be made to or set apart for the holders of record of the issued and outstanding Junior Stock. However, if after the payment or provision for the payment of the debts and other liabilities of the Company, the net assets of the Company shall be insufficient to pay in full the preferential amounts to which the holders of record of all the outstanding shares of the Series B and the Series C Preferred Stock (and other holders of Pari Passu Stock) are entitled, the entire net assets of the Company shall be distributed ratably to the holders of all the outstanding shares of the Series B Preferred Stock and the Series C Preferred Stock (and other holders of Pari Passu Stock) in proportion to the full amounts to which they are entitled, and the holders of the Junior Stock shall in no event be entitled to participate in the distribution of said net assets in respect of their Junior Stock. "Liquidation" shall mean (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Company in another jurisdiction, and
(ii) any Corporate Transaction (as hereinafter defined). As used herein, "Corporate Transaction" shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or Person (as hereinafter defined), or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred to one or more affiliated Persons, or (iii) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company. A "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     3.   Call Option.  The Company shall have a call option (the "Call Option")
          -----------
to purchase all of the outstanding shares of Series C Preferred Stock. At any time and from time to time the Company can exercise its Call Option by sending written notice (the "Call Notice") to

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the holders (the "Called Holders") of outstanding shares of Series C Preferred
Stock. The Company shall send the Call Notice to the Called Holders at least 30 days prior to the date specified in the Call Notice as the Exercise Date. The closing of the purchase of the Series C Preferred Stock pursuant to the exercise of the Call Option shall take place on the Exercise Date. At the Closing, the Company shall purchase the outstanding shares of Series C Preferred Stock at a per share amount equal to the greater of (a) fair market value, or (b) the Preference Amount, as adjusted pursuant to the terms set forth in this Designation of Series C Preferred Stock, multiplied by 25.0% per annum, compounded annually from September 1, 2000, plus any accrued but unpaid
                                            ----
dividends per share (the "Call Amount"). For purposes hereof, "fair market value" shall be determined on an as-converted basis based upon the average of the fair market value of the Common Stock for the 30 trading days prior to the Exercise Date, as follows:

          (i) If the Company's Common Stock (or any other Common Stock having the same economic rights) is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange or, if not so listed or admitted to unlisted trading privileges, listed on the National Market System ("NMS") of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the fair market value shall be the last reported sale price of the Common Stock on such exchange or on the NMS on such day; or

          (ii) If the Common Stock (or any other Common Stock having the same economic rights) is not listed on a national securities exchange or on the NMS or admitted to unlisted trading privileges on a national securities exchange, the fair market value shall be the mean of the last bid and asked prices reported on such day or (B) if reports are unavailable under clause (i) above by the National Quotation Bureau Incorporated; or

          (iii) If the Common Stock (or any other Common Stock having the same economic rights) is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the fair market value shall be an amount determined in good faith to be the fair market value of a share of Common Stock (without taking into account any minority discount) in such reasonable manner as may be prescribed by the Board of Directors of the Company, based on the fair market enterprise value of the Company and its subsidiaries, if any, taken as a whole, net of all debt and other senior securities, and shall be determined in accordance with the following procedures:

                (A) The Company shall promptly notify the Called Holders of such fair market value determination by its Board of Directors and shall send the Called Holders data forming the basis of the valuation, together with an explanation thereof.

                (B) The Called Holders shall have 15 Business Days after receipt of notice of such determination in which to consult with the Company and request further information. As used herein, the term "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the city of Wilmington, Delaware are authorized or required by law to close.

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               (C) At the end of any consulting period, if a majority of the
Called Holders voting either as a class, elect to contest the determination of the Board of Directors (the "Contesting Holders"), such Contesting Holders shall by notice in writing (the "Appraisal Notice") request an independent appraisal. In such event, determination of fair market value shall be made by an appraiser who shall be a nationally recognized independent investment bank jointly appointed by the Company and the Contesting Holders. If the Contesting Holders and the Company are unable to agree upon the selection of a nationally recognized independent investment banker within 20 days after delivery of the Appraisal Notice, the Contesting Holders and the Company shall, within 20 days after delivery of the Appraisal Notice, each select a nationally recognized independent investment banker who shall select a third nationally recognized independent investment banker to determine the fair market value, which third investment banker's valuation shall be final and binding upon the Contesting Holders and the Company with respect to the determination of the fair market value. The cost and expenses of any appraiser or investment banker shall be borne by the Company. The Contesting Holders shall have the right and be given the opportunity to participate in the appraiser's valuation process. The Company shall use its reasonable best efforts, and the Contesting Holders shall cooperate, to cause the determination of the appraiser to be made within 15 Business Days of its appointment. The determination of the appraiser shall be final and binding on the parties.

     In the event the Company enters into an agreement to be sold, merged or consolidated into or with any other company (the "Sale") or the closing of such sale occurs within one year from the Exercise Date, the Called Holders shall receive from the Company, within 15 days of the closing of the Sale, in addition to the Call Amount, an amount equal to the difference, if any, between the Call Amount and the amount the Called Holders would have received in the sale of the Company if the Called Holders were the holders of the number of shares of Common Stock into which their shares of Series C Preferred Stock were convertible immediately prior to the closing of the Sale. In the event that any of the amount received by stockholders of the Company is property other than cash, the fair value of such property shall be determined in accordance with Section 4(b)(xiii) hereof.

     4.   Conversion.
          ----------

          (a)  Optional Conversion.  Subject to any conditions herein contained,
               -------------------
each share of Series C Preferred Stock shall be convertible at any time and from time to time, at the option of each holder of record thereof into fully paid and nonassessable shares of Common Stock upon surrender to the Company of the certificate or certificates representing the Series C Preferred Stock to be converted; and, upon receipt by the Company of such surrendered certificate or certificates with any appropriate endorsement thereon, as may be prescribed by the Board of Directors, and written notice to the Company (the "Conversion Notice") by the holder of his or her election to convert the same and setting forth the name or names in which the shares of Common Stock are to be issued, such holder shall be entitled to receive a certificate or certificates representing the shares of Common Stock into which such shares of Series C

                                       5
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Preferred Stock are convertible.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date; provided, however that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons entitled to receive the shares of Common Stock issuable upon such conversion as the record holder or holders of such shares of Common Stock for all purposes at the close of business on the next succeeding day on which such stock transfer books are open. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person or persons entitled to receive the Common Stock issuable upon such conversion of the Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of such sale of securities.

          (b) Conversion Rate and Conversion Price.  The basis for each
              ------------------------------------
conversion shall be the "Series C Conversion Rate" in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Common Stock issuable for each share of Series C Preferred Stock surrendered for conversion. As of September 1, 2000, the Series C Conversion Price shall be $8.50 (provided that if there shall have occurred an Extraordinary Stock Event between the date of the Purchase Agreement and the date the shares of Common Stock issued pursuant to the Purchase Agreement were converted into shares of Series C Preferred Stock, the Series C Conversion Price shall be adjusted by multiplying the Series C Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Stock Event, the Series C Conversion Price, as so adjusted, shall be readjusted in the same manner upon the occurrence of any subsequent Extraordinary Stock Event).
No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. Instead of any fractional shares of Common Stock which otherwise shall be issuable upon conversion of any shares of Series C Preferred Stock, the Company shall pay an amount equal to the Series C Conversion Price of such fractional share (computed to the nearest one hundredth of a share) in effect at the close of business on the date of conversion. As used herein, the term "Series C Conversion Rate" shall be an amount computed by dividing the sum of $17.00 (the "Conversion Amount") (provided that if there shall have occurred an Extraordinary Stock Event between the date of the Purchase Agreement and the date the shares of Common Stock issued pursuant to the Purchase Agreement were converted into shares of Series C Preferred Stock, the Conversion Amount shall be adjusted by multiplying the Conversion Amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Stock Event, the Conversion Amount, as so adjusted, shall be readjusted in the same manner upon the occurrence of any subsequent Extraordinary Stock Event) by the Series C Conversion Price to determine the number of shares of Common Stock into which one share of the Series C Preferred Stock is

                                       6
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convertible at the Series C Conversion Price then in effect. Any shares of
Series C Preferred Stock which have been converted shall be canceled. The Board of Directors of the Company shall at all times reserve a sufficient number of authorized but unissued shares of Common Stock, which shall be issued only in satisfaction of the conversion rights and privileges aforesaid.

     The Series C Conversion Price shall be subject to adjustment from time to time after September 1, 2000 as follows:

          (i) (A) If the Company shall issue any securities by recapitalization or reclassification of the Common Stock, each share of Common Stock into which a share of the Series C Preferred Stock may immediately prior thereto be converted shall be replaced for the purposes hereof by the securities issuable or distributable in respect to each such share of Common Stock upon such recapitalization or reclassification and appropriate adjustment of the Series C Conversion Rate in effect immediately prior to such recapitalization or reclassification shall be made, such adjustment to become effective immediately after the opening of business on the day on which such recapitalization or reclassification shall become effective.

               (B) Upon the happening of an Extraordinary Stock Event, the Series C Conversion Price then in effect shall, simultaneously with the happening of such Extraordinary Stock Event, be adjusted by multiplying the then effective Series C Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Stock Event, and the product so obtained shall thereafter be the Series C Conversion Price. The Series C Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any subsequent Extraordinary Stock Event or Events.

          (ii) Adjustments to Conversion Price for Diluting Issues.
               ---------------------------------------------------

               (A) Special Definitions. For purposes of this Section 4(b)(ii), the following definitions shall apply:

                   (1) "Convertible Securities" shall mean any evidence of indebtedness, stock (other than the shares of Series C Preferred Stock) or other securities convertible into or exchangeable for Common Stock (other than any shares of Common Stock that are excluded from the definition of "Additional Shares of Common Stock" by Section 4(b)(ii)(A)(3) hereof).

                   (2) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire (1) shares of any class or series of Common Stock or Preferred Stock now or hereafter authorized (other than any shares of Common Stock that are excluded from the definition of "Additional Shares of Common Stock" by Section 4(b)(ii)(A)(3) hereof) or (2) any Convertible Securities.

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                    (3)  "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Section 4(b)(ii)(C) hereof, deemed to be issued) by the Company after the Series C Preferred Original Issuance Date other than shares of Common Stock issued or issuable at any time:

                         (I)   upon the conversion of shares of the Series C
Preferred Stock;

                         (II)  to officers, directors, employees of, or
consultants to, or third parties doing business with, the Company or its subsidiaries, if any, pursuant to a stock grant, warrant grant, stock option plan, stock warrant plan, stock option agreement, stock purchase plan, stock purchase agreement or other similar stock agreement or arrangement approved by the Board of Directors;

                         (III) as a dividend or distribution on the Common
Stock;

                         (IV)  in connection with a purchase of, or merger with
another Company approved by the Board of Directors; or

                         (V)   pursuant to a stock option or warrant outstanding
on September 1, 2000 scheduled in the Purchase Agreement.

               (B) No Adjustment of Conversion Price. No adjustment of the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of, and immediately prior to, such issue.

               (C)  Deemed Issue of Additional Shares of Common Stock.

                    (1) If the Company at any time or from time to time after the Series C Preferred Original Issuance Date shall issue any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the date upon which such Options are granted or the Convertible Securities are actually issued, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(b)(ii)(D) hereof) of such Additional Shares of Common Stock would be less than the Series C Conversion Price in effect on the date of and immediately prior to such grant or issue, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

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                         (I)   no further adjustment to the Series C Conversion
Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, except as provided in Section 4(b)(ii)(C)(1)(II) below;

                         (II)  if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any change in the amount of consideration payable to the Company, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price shall, upon any such change becoming effective, be recomputed to reflect an appropriate increase or decrease reflecting such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, but only if as a result of such adjustment such Series C Conversion Price as then in effect is not increased above the Series C Conversion Price which would then have been in effect had such Options and such Convertible Securities never been granted or issued;

                         (III) upon the expiration of any such Options or rights
of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price shall, upon such expiration, be recomputed (taking into account, without limitation, all issuances or deemed issuances of Common Stock during the applicable period) as if:

                               (X) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon the exercise of all such Options, plus the consideration actually received by the Company for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

                               (Y) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been issued was the consideration actually received by the Company for the issue of all such Options, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         (IV)  no readjustment pursuant to Sections
4(b)(ii)(C)(1)(II) or (III) above shall have the effect of increasing the Series C Conversion Price to an amount which exceeds the lower of (i) such Series C Conversion Price on the original

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adjustment date, or (ii) the Series C Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                         (V)   in the case of any Options which expire by their
terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series C Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in Section 4(b)(ii)(C)(1)(III) above.

               (D) Determination of Consideration. For purposes of this Section 4(b)(ii), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (1)  Such consideration shall:

                         (I)   insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Company (after reduction for applicable selling expenses and sales commissions) excluding amounts paid or payable for accrued interest or accrued dividends;

                         (II)  insofar as it consists of property other than
cash, be computed at the fair value thereof received by the Company at the time of such issue (after reduction for applicable selling expenses and sales commissions and related fees and costs), as determined in accordance with
Section 4(b)(xiii) hereof; and

                         (III) in the event Additional Shares of Common Stock
are issued together with other shares of securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in Sections 4(b)(ii)(D)(1)(I) and (II) above, as determined in accordance with Section 4(b)(xiii).

                    (2) The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(b)(ii)(C)(1) hereof, relating to Options and Convertible Securities, shall be determined by dividing:

                         (I)   the total amount, if any, received or receivable
by the Company as consideration for the issue of such Options or Convertible Securities (after reduction for applicable selling expenses and sales commissions and related fees and costs), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                            (II)   the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon exercise of such Options or the conversion or exchange of such Convertible Securities.

                       (3) Any Additional Shares of Common Stock deemed to have been issued relating to stock dividends and stock subdivisions shall be deemed to have been issued for no consideration and will be treated as an Extraordinary Stock Event under Section 4(b)(i)(B) hereof.

                  (E) Adjustment of Series C Conversion Price upon Issuance of Additional Shares of Common Stock. If the Company shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(b)(ii)(C) hereof) without consideration or for a consideration per share less than the Series C Conversion Price in effect on the date of and immediately prior to such issue, then, and in each such event, the then existing Series C Conversion Price shall be reduced, as of the opening of the business on the date of such issue, to a price determined by multiplying the Series C Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue, plus (B) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series C Conversion Price, and
(ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the total number of Additional Shares of Common Stock so issued.

          (iii) Upon each adjustment of the Series C Conversion Price under the provisions of Section 4(b)(i) or (ii) the Series C Conversion Rate shall be adjusted to an amount determined by dividing the Conversion Amount, as adjusted pursuant to the terms set forth in this Designation of Series C Preferred Stock, by such adjusted Series C Conversion Price. No reduction of the Series C Conversion Price shall be made if the amount of any such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

          (iv) In case of any consolidation or merger of the Company with or into another company, or in case of any sale, lease, mortgage, pledge, conveyance or other disposition to another company of all or substantially all the property of the Company, each holder of a share of Series C Preferred Stock then outstanding and thereafter remaining outstanding shall have the right thereafter to convert each share held into the kind and amount of shares, other securities, cash and property receivable upon such transaction by a holder of the number of shares of Common Stock into which such share might have been converted immediately prior to such transaction; in any such event, effective provision shall be made, in the certificate of incorporation of the resulting or surviving company or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series C Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares, other securities, cash and property deliverable upon conversion of the shares of Series C Preferred Stock remaining outstanding or other convertible shares or securities received by the holders in place thereof, and any such resulting or surviving company shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the shares of Series C Preferred Stock remaining outstanding, or other convertible shares of securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.

          (v) Notwithstanding anything contained herein to the contrary, the Company will not effect any capital reorganization or reclassification of outstanding shares of Common Stock or any Corporate Transaction unless, prior to the consummation thereof, (a) proper provision is made to ensure that the holders of Series C Preferred Stock will be entitled to receive the benefits afforded by this Section 4 and (b) if, following such capital reorganization or reclassification of outstanding shares of Common Stock or Corporate Transaction, one or more entities other than the Company shall be required to deliver securities or other property upon the conversion of the Series C Preferred Stock, such entity or entities shall assume, by written instrument delivered to each holder of Series C Preferred Stock, the obligation to deliver to such holder the securities and property to which, in accordance with the foregoing provisions, such holder is entitled.

          (vi) If any event occurs of the type contemplated by the provisions of Section 4(b)(i) or (ii) but not expressly provided for by such provision, then the Board of Directors shall make an appropriate adjustment in the Series C Conversion Price and the number of shares of Common Stock obtainable upon conversion of the Series C Preferred Stock so as to protect the rights of the holders of Series C Preferred Stock; provided that no such adjustment shall increase the applicable Series C Conversion Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this
Section 4.

          (vii) The Company shall reserve, and at all times from and after the respective dates of issuance keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock.

          (viii) Whenever the Series C Conversion Rate and Series C Conversion Price is adjusted as herein provided, the Treasurer of the Company shall compute the adjusted Series C Conversion Rate and Series C Conversion Price in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted Series C Conversion Rate and

Series C Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the holders of the Series C Preferred Stock.

          (ix) In case: (a) the Company shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; or (b) the Company shall authorize the granting to the holders of Common Stock rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or (c) of any reclassification of the capital stock of the Company (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation or merger to which the Company is party or of the sale, lease, mortgage, pledge, conveyance or other disposition of all or substantially all of the property of the Company; or (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; then the Company shall cause to be mailed to the record holders of the Series C Preferred Stock at least 20 days prior to the applicable record date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined or the date on which such reclassification, consolidation, merger, sale, lease, mortgage, pledge, conveyance, other disposition, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, liquidation, merger, sale, lease, mortgage, pledge, conveyance, other disposition, dissolution or winding-up.

          (x) The Company shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Company or the transfer agent for the Series C Preferred Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

          (xi) The reference to Common Stock herein shall be deemed to include shares of any class into which said Common Stock may be changed.

          (xii) In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with the provisions hereof. If such dispute involves the calculation of the Series C Conversion Price, the Company shall submit the disputed calculations, and shall permit any Series C Preferred Stockholder to simultaneously submit its data and views, to an independent accounting firm of national reputation selected jointly by the Board of Directors and the Series C Preferred Stockholder via facsimile within two Business Days of receipt of the Conversion Notice. The accounting firm shall audit the calculations and notify the Company and the Series C Preferred Stockholder of the results not later than two Business Days from the date it receives the disputed calculations. The accounting firm's calculation shall be deemed conclusive, absent manifest error. If applicable, the Company shall then issue the appropriate additional number of shares of Common Stock in accordance with the provisions hereof.

          (xiii)  Determination of Fair Value by Board of Directors.  Any
                  -------------------------------------------------
determination of the fair value or form of consideration to be received by the Company for the issuance of Additional Shares made by the Board of Directors pursuant to Section 4(b)(ii) hereof shall be accompanied by written notice (the "Consideration Notice") to each holder of Series C Preferred Stock within five days of such determination. If a majority of the holders of Series C Preferred Stock, voting together as a class, elect to contest the determination of the Board of Directors (the "Contesting Series C Holders"), such Contesting Series C Holders shall provide written notice of such election (the "Election Notice") to the Board of Directors within 15 days of receipt of the Consideration Notice. In such event, the determination of the fair value and form of consideration shall be made by a nationally recognized independent investment bank jointly appointed by the Company and the Contesting Series C Holders. If the Contesting Series C Holders and the Company are unable to agree upon the selection of a nationally recognized independent investment banker within 20 days after delivery of the Consideration Notice, the Contesting Series C Holders and the Company shall, within 20 days after delivery of the Consideration Notice, each selected a nationally recognized independent investment banker who shall select a third nationally recognized independent investment banker to determine the fair value, which third investment banker's valuation shall be final and binding upon the Contesting Series C Holders and the Company with respect to the determination of the fair value. The cost and expenses of any appraiser or investment banker shall be borne by the Company. The Contesting Series C Holders shall have the right and be given the opportunity to participate in the appraiser's valuation process. The Company shall use its reasonable best efforts, and the Contesting Series C Holders shall cooperate, to cause the determination of the appraiser to be made within 15 Business Days of its appointment. The determination of the appraiser shall be final and binding on the parties.

          (xiv)   Cash Payment for Accrued But Unpaid Dividends.  In the event
                  ---------------------------------------------
that an Event of Noncompliance has occurred, upon the conversion of any Series C Preferred Stock, the holder thereof shall also receive an amount in cash equal to the amount of any accrued but unpaid dividends with respect to such shares; provided, however, that such payment shall not be made until such time as the Company satisfies the provisions of Section 1(b) hereof.

     5.   Voting Rights.
          --------------

          (a) In addition to other rights provided herein or by law, each holder of shares of Series C Preferred Stock issued and outstanding shall be entitled to notice of any stockholders' meeting and to a number of votes thereat equal to the number of shares of

Common Stock into which such shares of Series C Preferred Stock could be converted as of the record date for such meeting, and the holders of the Series C Preferred Stock shall vote together with the holders of Common Stock as one class. Other than as provided in Section 5 hereof, the holders of Series C Preferred Stock shall not be entitled any voting rights, including, but not limited to, the right to vote as a class with respect to a Corporate Transaction.

          (b) In addition to their other voting rights, the holders of Series C Preferred Stock, as a class, shall be entitled to, by the affirmative vote of the holders of a majority of the shares of Series C Preferred Stock, nominate and elect two directors to the Company's Board of Directors (the "Series C Preferred Directors"); provided, however, that at such time as LLR Equity Partners L.P. and LLR Equity Partners Parallel, L.P. (collectively, the "Purchaser") and Purchaser's Permitted Transferees collectively own less than 75% of the Common Stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the aggregate number of directors which may be elected by holders of the Series B and Series C Preferred Stock shall be no greater than three (two of which shall be elected by the holders of the Series B Preferred Stock and one by the holders of the Series C Preferred Stock, unless the holders of Series B and Series C Preferred Stock otherwise agree); provided, further, however, that at such time as the Purchaser and Purchaser's Permitted Transferees collectively own less than 50% of the Common Stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock) the aggregate number of directors which may be elected by the holders of Series B and Series C Preferred Stock shall be no greater than two (which shall be elected by the Series B holders unless the holders of Series B and Series C Preferred Stock otherwise agree); provided, further, however that at such time as the Purchaser and Purchaser's Permitted Transferees collectively own less than 25% of the Common Stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the aggregate number of directors which may be elected by the holders of Series B and Series C Preferred Stock shall be no greater than one (which shall be elected by the Series B holders unless the holders of Series B and Series C Preferred Stock otherwise agree); provided, further, however, that at such time as the Purchaser and Purchaser's Permitted Transferees collectively own less than 10% of the Common Stock purchased pursuant to the Purchase Agreement (including on an as converted basis any shares of Series C Preferred Stock), the right of the holders of Series B and Series C Preferred Stock to elect directors shall terminate.

          A "Permitted Transferee" of a Person shall mean (i) with respect to a corporation, partnership or limited liability company, any officers, directors, shareholders, partners or members of such entity or (ii) any Affiliate of such Person.

          An "Affiliate" of a Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

          (c) At each time that there is a reduction in the number of directors that the holders of the Series B Preferred Stock and Series C Preferred Stock are entitled to elect, if at such time the number of directors elected by such holders exceeds the number which they are permitted to elect, such holders shall cause the applicable director or directors to immediately submit such director's or directors' resignation(s). If any such required resignation is not submitted on a timely basis, the Company may cause the removal of the applicable director or directors by giving written notice thereof to the applicable director or directors.

          (d) In the case of any vacancy in the office of either of the Series C Preferred Directors, the Series C Preferred Stockholders by the affirmative vote of the holders of a majority of the shares of Series C Preferred Stock shall nominate and elect a successor to hold the office for the unexpired term of the director whose place shall be vacant. Any director who shall have been so elected by the holders of the Series C Preferred Stock or any director so designated as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series C Preferred Stock.

          (e) In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of Series C Preferred Stock owning a majority of the outstanding shares of Series C Preferred Stock shall be necessary for effecting or validating the following actions:

               (i) Any amendment, alteration, repeal, or waiver of any provision of the certificate of incorporation of the Company, as in effect from time to time, or the bylaws of the Company which adversely affects the rights, preferences or privileges of the Series C Preferred Stock;

               (ii) Any increase in the authorized number of members of the Company's Board of Directors to more than 11 members;

               (iii) The creation of a new class or series of shares which have rights, preferences or privileges that are senior to, or are equivalent (pari passu) with the rights, preferences or privileges of the Series C Preferred Stock;

               (iv) any merger or consolidation by the Company with another company if it is proposed that the Series C Preferred Stock will be exchanged for preferred shares of such company;

               (v) The redemption or repurchase of stock or options to purchase stock of the Company by the Company (other than the exercise of the Call Option pursuant to the terms set forth in this Designation of Series C Preferred Stock, the repurchase of stock or options from former employees and consultants of the Company pursuant to repurchase agreements which have been approved by the Board of Directors and the purchase of Common Stock (the "Purchase Plan Related Purchases"" in an amount not to exceed issuances pursuant to the Employee Stock Purchase Plan, provided that such Purchase Plan Related Purchases shall not exceed 1,000,000 shares of Common Stock in the aggregate or 300,000 shares of Common Stock in any 12-month period ending September 1 without the approval of the holders of Series C Preferred Stock as provided above);

               (vi) Any declaration or payment or any dividends or distribution upon any of Common Stock or other equity securities except for dividends payable on the Series C Preferred Stock.

     6.   Events of Noncompliance.
          -----------------------

          (a)  Definition.  An Event of Noncompliance shall have occurred if:
               ----------

               (i) the Company fails to pay on any Dividend Payment Date, including, without limitation, as a result of the Company's failure to satisfy the provisions of Section 1(b) hereof, the full amount of dividends then accrued on the Series C Preferred Stock, whether or not such payment is legally permissible or is prohibited by any agreement to which the Company is subject;

               (ii) the Company breaches or otherwise fails to perform or observe any other material covenant or agreement set forth herein and such failure continues for 15 days after written notice to the Company;

               (iii) the Company or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or an order, judgment or decree is entered adjudicating the Company or any material Subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Company or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any material Subsidiary or of any substantial part of the assets of the Company or any material Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any material Subsidiary and either (a) the Company or any such material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence thereon or (b) such petition, application or proceeding is not dismissed within 60 days; or

               (iv) the Company or any material Subsidiary of the Company shall default in (1) the payment at final maturity of any principal of any indebtedness with an aggregate principal amount in excess of $5.0 million, beyond any period of grace provided with respect thereto, after giving effect to any consents or waivers relating thereto obtained before the expiration of any such period of grace, and such indebtedness shall not have been paid or defeased in full or such default shall have continued uncured for a period of 60 or more calendar days, or (2) the performance or observance of any other covenant, agreement, term or condition contained in any agreement or instrument with respect to any indebtedness with an aggregate principal amount in excess of $5.0 million, if as a result of such default (after giving effect to any consents or waivers relating thereto obtained before the expiration of any such period of grace), such obligation shall be accelerated, become due in full, or be required to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity, and such acceleration shall not have been rescinded, annulled or otherwise cured within 60 calendar days after the date of such acceleration.

          (b)  Consequences of Events of Noncompliance.
               ---------------------------------------

               (i) If an Event of Noncompliance has occurred (and in the case of an Event of Noncompliance of the type described in Section 6(a)(i) such Event of Noncompliance has continued for a period of 15 days, and in the case of an Event of Noncompliance of the type described in Section 6(a)(ii), such Event of Noncompliance has continued for a period of 45 days), the dividend rate on the Series C Preferred Stock shall increase to 1.25 times the Dividend Rate (provided that in the case of an Event of Noncompliance of the type described in Section 6(a)(i) the increase in the dividend rate shall accrue from the Event of Noncompliance). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this Section 6(b)(i).

               (ii) If any Event of Noncompliance exists, each holder of Series C Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such Holder may have pursuant to law.

     7.   No Impairment.  The Company will not, by amendment of its certificate
          -------------
of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series C Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series C Preferred Stock against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the conversion of the Series C Preferred Stock above the applicable Series C Conversion Price then in effect, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock on the conversion of all Series C Preferred Stock from time to time outstanding.

                                  *    *    *

     IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate and does affirm the foregoing as true under the penalties of perjury this 1st day of September, 2000.

                              OPINION RESEARCH CORPORATION

                                    /s/ Douglas Cox
                              By:   -------------------------------------
                                    Douglas Cox
                                    Chief Financial Officer and Secretary